Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180605

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement related to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated April 30, 2012)

GORDMANS STORES, INC.

3,043,532 Shares

Common Stock

$         per share

•

We are offering to sell 40,000 shares of our common stock and the selling stockholders named herein are offering to sell an additional 3,003,532 shares of our common stock. We intend to use net proceeds from the sale of shares of common stock by us to primarily pay our fees and expenses incurred in connection with this offering. We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders. We will bear a portion of the expenses of the offering of common stock, except that, the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes with respect to their shares of common stock.

•

Our common stock is traded on the NASDAQ Global Select Market under the symbol “GMAN.” On May 17, 2012 the last reported sale price of our common stock on the NASDAQ Global Select Market was $19.60 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Gordmans Stores, Inc.	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than 3,043,532 shares of common stock, the underwriters have the option to purchase up to an additional 456,529 shares of common stock from Sun Gordmans, LP, one of the selling stockholders, at the public offering price less the underwriting discount.

The shares will be ready for delivery on or about                     , 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Piper Jaffray Baird	Wells Fargo Securities Stifel Nicolaus Weisel

The date of this prospectus supplement is                     , 2012

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “Commission” or the “SEC,” using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about the shares of our common stock that we and the selling stockholders are selling in this offering and about the offering itself. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Before purchasing any shares of common stock, you should carefully read both this prospectus supplement and the accompanying prospectus, together with additional information described in this prospectus supplement and the accompanying prospectus under the caption “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus, and any related free writing prospectus we prepare or authorize. Neither we, the selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectus we may prepare or authorize.

The information contained in this prospectus supplement and the accompanying prospectus, any free writing prospectus or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus supplement or any sale of common stock.

This prospectus supplement is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference include our trademarks such as “Gordmans,” which are protected under applicable intellectual property laws and are the property of Gordmans Stores, Inc. or its subsidiaries. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

Unless the context otherwise indicates, the terms “Gordmans,” “Company,” “we,” “us,” and “our” as used in this prospectus supplement or the accompanying prospectus refer to Gordmans Stores, Inc. and its subsidiaries. Unless the context otherwise indicates, the phrase “this prospectus” refers to this prospectus supplement, the accompanying prospectus and any additional prospectus supplement(s).

S-i

OUR COMPANY

Gordmans is an everyday value price department store retailer featuring a large selection of the latest brands, fashions and styles at up to 60% off department and specialty store prices every day in a fun, easy-to-shop environment. Our merchandise assortment includes apparel for all ages, accessories (including fragrances), footwear, and home fashions. Within apparel, we offer young men’s, men’s, junior’s, women’s, team, plus sizes, maternity and children’s clothing, which includes offerings for infants, toddlers, boys and girls. Our accessories business includes designer and mass fragrances, intimate apparel, handbags, sunglasses, fashion jewelry, legwear and sleepwear. Our home fashions business includes wall art, photo frames, accent furniture, accent lighting, candles, ceramics, vases, seasonal décor, floral and garden, gourmet food and candy, toys, luggage, pet accessories, housewares, decorative pillows, fashion rugs, bedding and bath. As of May 1, 2012, we operated 78 stores under the trade name “Gordmans” located in 46 markets across 18 states situated in a variety of shopping center formats, including regional enclosed shopping malls, lifestyle centers and power centers.

Our uniquely positioned business model is built to capitalize on what we believe is an underserved need in the marketplace for a large selection of high quality, fashionable merchandise at everyday big savings presented in a visually compelling and enjoyable shopping environment. While we technically compete within the off-price segment of the industry, we are actually a unique hybrid of specialty, department store, big box and off-price retailers. Our mission, “We will delight our guests with big savings, big selection and fun, friendly associates!” reflects our differentiated selling proposition, which is comprised of three elements: (i) savings of up to 60% off department and specialty store regular prices; (ii) a broad selection of fashion-oriented department and specialty store quality apparel, footwear, accessories (including fragrances), and home fashions; and (iii) a shopping experience that is designed to be infused with fun and entertainment and characterized by outstanding guest service in addition to well-organized, easy-to-shop stores. We believe that while other retailers may fare better than us on any one of our key elements of savings, selection or shopping experience, few, if any, attempt to optimize all three simultaneously to the same degree as we do.

We use a typical retail 52-53 week fiscal year ending on the Saturday closest to January 31. Fiscal years are identified according to the calendar year in which the year begins. For example, references to “2011,” “fiscal 2011,” “fiscal year 2011” or similar references refer to the fiscal year ended January 28, 2012.

Our corporate headquarters are located at 12100 West Center Road, Omaha, Nebraska 68144. Our telephone number is (402) 691-4000. Our website address is www.gordmans.com. The information on our website is not part of this prospectus supplement.

THE OFFERING

Issuer	Gordmans Stores, Inc.

Selling stockholders	Sun Gordmans, LP

H.I.G. Sun Partners, LLC

Common stock offered by the Company	40,000 shares

Common stock offered by the selling stockholders	3,003,532 shares

Common stock outstanding immediately after the offering	19,355,664 shares

Use of proceeds	We intend to use the net proceeds from the sale of shares we offer in this offering primarily to pay for the fees and expenses we will incur in connection with the offering. We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders in this offering.

NASDAQ ticker symbol	“GMAN”

Dividend Policy	We do not anticipate paying any cash dividends in the foreseeable future.

Risk Factors	See “Risk Factors” beginning on page S-5 for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our common stock.

The above information is based upon 19,315,664 shares outstanding as of May 17, 2012. This information (a) does not include 734,522 shares of common stock issuable upon the exercise of outstanding options to purchase our common stock at a weighted average exercise price of $14.56 per share, (b) does not include 826,073 shares of common stock reserved for future grants under our 2010 Omnibus Incentive Compensation Plan and (c) assumes no exercise by the underwriters of their option to purchase up to an additional 456,529 shares from Sun Gordmans, LP, one of the selling stockholders, to cover their option to purchase additional shares.

SUMMARY HISTORICAL AND OTHER FINANCIAL DATA

The following table summarizes our consolidated financial and operating data as of the dates and for the periods indicated, which is condensed and may not contain all of the information that you should consider before you invest in our common stock. The operations and cash flow data for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010 and the balance sheet data as of January 28, 2012, January 29, 2011 and January 30, 2010 have been derived from our audited consolidated financial statements for such fiscal years, which were audited by Grant Thornton LLP, an independent registered public accounting firm. The operations and cash flow data for the 13 weeks ended April 28, 2012 and April 30, 2011 and the balance sheet data as of April 28, 2012 and April 30, 2011 have been derived from our unaudited condensed consolidated financial statements for such periods.

You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and accompanying notes thereto, in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements, in our Quarterly Report on Form 10-Q for the 13 weeks ended April 28, 2012, which are incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of the results to be expected in any future period.

	(in thousands except store count, comparable store sales growth, share and per share data)
	Year Ended			13 Weeks Ended
	January 30, 2010	January 29, 2011	January 28, 2012	April 30, 2011	April 28, 2012
	(audited)			(unaudited)
Statement of Operations Data:
Net sales	$457,533	$517,001	$551,476	$117,679	$133,922
License fees from leased departments	5,679	6,321	6,670	1,667	1,937
Cost of sales	(269,177)	(299,060)	(316,167)	(63,397)	(72,368)

Gross profit	194,035	224,262	241,979	55,949	63,491
Selling, general and administrative expenses	(167,842)	(198,302)	(201,084)	(44,088)	(50,486)

Income from operations	26,193	25,960	40,895	11,861	13,005
Interest expense, net	(1,052)	(744)	(610)	(118)	(125)

Income before taxes	25,141	25,216	40,285	11,743	12,880
Income tax expense	(9,273)	(9,618)	(15,112)	(4,462)	(4,830)

Net income	$15,868	$15,598	$25,173	$7,281	$8,050

Earnings per share:
Basic	$1.02	$0.91	$1.32	$0.38	$0.42
Diluted	0.99	0.89	1.30	0.38	0.41
Weighted average shares outstanding:
Basic	15,488,800	17,212,019	19,098,377	19,076,884	19,095,223
Diluted	16,036,422	17,454,458	19,370,290	19,266,694	19,424,699
Other Financial and Operating Data:
Comparable store sales growth(1)	4.6%	8.4%	0.7%	0.9%	4.7%
Store count, end of period	66	68	74	70	78
Average store sales(2)	$7,030	$7,640	$7,677	$1,715	$1,773
Average store sales, including licensed businesses(3)	$7,449	$8,089	$8,124	$1,740	$1,798
Capital expenditures(4)	3,643	7,789	18,122	7,808	5,075
Dividends per share	0.97	1.29	—	—	—
Balance Sheet Data (at period end):
Cash and cash equivalents	$16,601	$29,368	$35,413	$28,478	$41,717
Working capital	16,163	36,526	60,329	39,760	67,324
Total assets	92,118	125,134	162,613	138,745	181,048
Total long-term obligations(5)	1,513	2,888	844	2,408	521
Total stockholders’ equity	25,949	52,053	77,723	59,696	85,991

(1) We consider all stores opened for at least 16 months as of the end of the reporting period as comparable stores.

(2) Average store sales are calculated as net sales divided by the weighted average store count for the period, computed on a monthly basis.

(3) Average store sales, including licensed businesses, are calculated as net sales, plus net sales from licensed businesses from which we receive license fees, divided by the weighted average store count for the period, computed on a monthly basis.

(4) Capital expenditures are net of proceeds from the sale-leaseback of real estate related to new store construction and store remodels of $13.0 million, $1.2 million and $0.2 million, respectively, for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010, and $6.0 million and $2.6 million, respectively, for the 13 week periods ended April 28, 2012 and April 30, 2011. Capital expenditures for the fiscal year ended January 28, 2012 include capital expenditures of $5.5 million, which are net of landlord reimbursement of $1.9 million, for new stores opening in the fiscal year ending February 2, 2013.

(5) Consists of current and noncurrent portions of long-term debt and capital leases.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and in the accompanying prospectus, including the risk factors under the caption “Risk Factors” incorporated by reference from our Annual Report on Form 10-K, for the fiscal year ended January 28, 2012, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference documents containing certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the apparel industry, our beliefs and management’s assumptions. Words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and variations of such words and similar expressions are intended to identify such forward-looking statements. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies, or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012, which is incorporated herein by reference. These factors, risks and uncertainties include, but are not limited to, the following:

•	changes in consumer spending and general economic conditions;

•	our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors;

•	fluctuations in our sales and results of operations on a seasonal basis;

•	intense competition from other retailers;

•	our ability to maintain or improve levels of comparable store sales;

•	our successful implementation of advertising, marketing and promotional strategies;

•	termination of our license agreements;

•	our ability to obtain merchandise at acceptable prices;

•	shortages of inventory and harm to our reputation due to difficulties or shut-down of our distribution facilities;

•	our reliance upon independent third-party transportation providers for substantially all of our merchandise shipments;

•	our growth strategy;

•	our dependence on a strong brand image;

•	our leasing of substantial amounts of space;

•	the failure to find store associates that reflect our brand image and embody our culture;

•	our dependence upon key executive management;

•	our reliance on information systems;

•	system security risk issues that could disrupt our internal operations or information technology services;

•	changes in laws and regulations applicable to our business;

•	our inability to protect our trademarks or other intellectual property rights;

•	fluctuations in energy costs;

•	claims made against us resulting in litigation;

•	impairment on our long-lived assets;

•	unionization, work stoppages, slowdowns or increased labor costs;

•	our substantial lease obligations; and

•	restrictions imposed by our indebtedness on our current and future operations.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included, or incorporated by reference, in this prospectus supplement. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares we offer in this offering primarily to pay for the fees and expenses we will incur in connection with this offering. After deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, we do not expect to have any net proceeds remaining (based on an assumed public offering price of $19.60 per share, which was the closing price of our common stock on the NASDAQ Global Select Market on May 17, 2012). We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders in this offering. A $1.00 increase or decrease in the assumed public offering price would increase or decrease the estimated net proceeds we receive from this offering by $40,000, assuming the number of shares we offer, as set forth on the cover of this prospectus supplement, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

SELLING STOCKHOLDERS

The selling stockholders are offering to sell 3,003,532 shares of our common stock and we are offering to sell 40,000 shares of our common stock in this offering.

The table below sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of May 17, 2012.

	Shares Beneficially Owned Prior to the Offering			Shares Offered Hereby	Shares Beneficially Owned Subsequent to the Offering(3)
Name	Number	Percent		Number	Number	Percent
Sun Gordmans, LP(1)	13,330,248	69.0%		3,000,000	10,330,248	53.4%
H.I.G. Sun Partners, LLC(2)	15,695		*	3,532	12,163		*

* Indicates less than one percent.

(1) Sun Gordmans, LP (“Sun Gordmans”) is a wholly owned subsidiary of Sun Capital Partners V, L.P. (“Sun Partners V LP”). Messrs. Marc J. Leder and Rodger R. Krouse each own 50% of the membership interests in Sun Capital Partners V, Ltd. (“Sun Partners V Ltd”), which in turn is the general partner of Sun Capital Advisors V, L.P. (“Sun Advisors V”), which in turn is the general partner of Sun Partners V, LP. As a result, Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP may be deemed to have indirect beneficial ownership of the securities owned directly by Sun Gordmans. Each of Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP expressly disclaims beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for Sun Gordmans is c/o Sun Capital Partners, LLC, 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.

(2) Sun Gordmans has the power to vote the shares held by H.I.G. Sun Partners, LLC (“HIG Sun Partners”). The business address for HIG Sun Partners is 1001 Brickell Bay Drive, 27th Floor, Miami, FL 33131.

(3) If the option to purchase additional shares is exercised in full, an additional 456,529 shares will be sold by Sun Gordmans and, consequently, following the exercise, Sun Gordmans will own 9,873,719 shares, or approximately 51.0% of the shares outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder that purchases shares of our common stock in this offering. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation (or entity treated as a foreign corporation for U.S. federal income tax purposes); or

•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder (including proposed and temporary regulations) and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law, possibly with retroactive application, will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary is not exhaustive of all possible tax considerations and does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the U.S. federal income tax or with non-U.S., state or local tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	partnerships, other pass-through entities, and investors in pass-through entities.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local, non-U.S. and other tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code).

If you are considering the purchase of our common stock, you should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

We do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock (or certain redemptions that are treated as distributions with respect to common stock), any such distributions will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are generally attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements including delivery of a properly executed IRS Form W-8ECI must be satisfied for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “—Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of such shares, reduced by the amount of any such tax-free returns of capital.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of U.S. federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities or act as intermediaries (including partnerships).

If you are eligible for a reduced rate of U.S. federal income tax pursuant to an income tax treaty, then you may obtain a refund or credit of any excess amounts withheld by filing timely an appropriate claim with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with a trade or business you conduct in the United States, and, in cases in which certain tax treaties apply, is attributable to a United States permanent establishment;

•	if you are an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and certain other conditions are met; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates or such lower rate as specified by an applicable income tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation described in the first bullet point above, you will be subject to tax on your gain under regular graduated United States federal income tax rates (subject to an applicable income tax treaty providing otherwise) and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Generally, we will be a “United States real property holding corporation” if the fair market value of our U.S. real property interests equals or exceeds 50% of the sum of the fair market values of our worldwide real property interests and other assets used or held for use in a trade or business, all as determined under applicable U.S. Treasury regulations. We believe that we have not been and are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding tax (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a “U.S.-related person”), information reporting and backup withholding tax generally will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S.-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a U.S. person.

Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the IRS.

New Legislation Relating to Foreign Accounts

Legislation enacted in 2010 (“FATCA legislation”) generally imposes a withholding tax of 30% on dividend income paid on, and the gross proceeds of a disposition of, shares of stock paid after December 31, 2012, to (i) a foreign financial institution, unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), and (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. Under proposed regulations, this new withholding tax will not apply (i) to dividend income on stock that is paid on or before December 31, 2013, or (ii) to gross proceeds from the disposition of stock paid on or before December 31, 2014. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in our common stock.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

Each of the underwriters named below has agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite its name below. Each underwriter is committed to purchase and pay for all of the shares if any are purchased.

Underwriters	Number of Shares
Piper Jaffray & Co.
Wells Fargo Securities, LLC
Stifel, Nicolaus & Company, Incorporated
Robert W. Baird & Co. Incorporated

Total	3,043,532

The underwriters have advised us and the selling stockholders that they propose to offer the common shares to the public at $         per share. The underwriters propose to offer the common shares to certain dealers at the same price less a concession of not more than $         per share. The underwriters may allow, and the dealers may reallow, a concession of not more than $         per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters.

Sun Gordmans has granted to the underwriters an option to purchase up to an additional 456,529 shares from it, at the same price to the public, and with the same underwriting discount, as set forth above. The underwriters may exercise this option any time during the 30-day period after the date of the purchase agreement, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	Per Share	Total with No Exercise	Total with Full Exercise
Paid by us	$	$	$
Paid by the selling stockholders	$	$	$

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers and the selling stockholders have agreed to certain restrictions on our ability to sell additional common shares for a period of 90 days after the date of this prospectus supplement. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any common shares, options or warrants to acquire common shares, or any related security or instrument, without the prior written consent of Piper Jaffray & Co. (“Piper Jaffray”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”). The agreements provide exceptions for sales to underwriters pursuant to the purchase agreement and certain other situations.

From time to time in the ordinary course of business, the underwriters and certain of their affiliates have engaged, and may in the future engage, in commercial banking or investment banking transactions with us or our affiliates. An affiliate of Wells Fargo Securities, one of the underwriters, is the administrative agent and a joint lead arranger for our revolving line of credit facility.

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common shares for their own accounts by selling more common shares than have been sold to them by us and the selling stockholders. The underwriters may elect to cover any such short position by purchasing common shares in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common shares by bidding for or purchasing common shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if common shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common shares to the extent that it discourages resales of the common shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our common shares. Passive market making consists of displaying bids on the NASDAQ Global Select Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Selling Restrictions

Sales outside the United States.    No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities may arrange to sell shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited (“WFSIL”). WFSIL is a wholly-investment firm incorporated in the United Kingdom and is regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities and WFSIL.

Notice to prospective investors in European Economic Area.    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

(c)	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to prospective investors in the United Kingdom.    This prospectus supplement and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus supplement and the accompanying prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Order. No person falling outside those categories should treat this prospectus supplement and the accompanying prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus supplement and the accompanying prospectus are advised that we, the underwriters and any other person that communicates this prospectus supplement and the accompanying prospectus are not, as a result solely of communicating this prospectus supplement or the accompanying prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus supplement or the accompanying prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to prospective investors in Hong Kong.    Our common stock may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating to our common stock may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such common stock that is intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules thereunder.

Notice to prospective investors in Switzerland.    The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to prospective investors in the Dubai International Financial Centre.    This prospectus supplement and the accompanying prospectus relate to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in those rules. They must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of our common stock which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

Notice to prospective investors in Singapore.    This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to prospective investors in France.    The prospectus supplement and the accompanying prospectus (including any amendment, supplement or replacement thereto) have not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus supplement and the accompanying prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to prospective investors in Italy.     The offering of the securities has not been registered pursuant to the Italian securities legislation and, accordingly, we have not offered or sold, and will not offer or sell, our common stock in the Republic of Italy in a solicitation to the public, and that sales of our common stock in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, our common stock cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market.

We will not offer, sell or deliver any securities or distribute copies of this prospectus supplement or any other document relating to our common stock in the Republic of Italy except to “Professional Investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 2 July 1998 as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended (“Decree No. 58”), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of our common stock or distribution of copies of this prospectus supplement or any other document relating to our common stock in the Republic of Italy must be:

(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations;

(b)	in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities in Italy is subject to a prior notification to the Bank of Italy, unless an exemption, depending, inter alia, on the aggregate amount and the characteristics of our common stock issued or offered in the Republic of Italy, applies; and

(c)	in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Notice to prospective investors in Germany.    This prospectus supplement and the accompanying prospectus have not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute shares of our common stock in Germany. Consequently, shares of our common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner AND THIS PROSPECTUS SUPPLEMENT AND ANY OTHER DOCUMENT RELATING TO THE OFFERING, AS WELL AS INFORMATION OR STATEMENTS CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN GERMANY OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OF SHARES OF OUR COMMON STOCK TO THE PUBLIC IN GERMANY OR ANY OTHER MEANS OF PUBLIC MARKETING. Shares of our common stock are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus supplement and the accompanying prospectus are strictly for use of the person who has received it. They may not be forwarded to other persons or published in Germany.

Notice to prospective investors in Norway.    Shares of our common stock will not be offered in Norway other than (i) to investors who are deemed professional investors under Section 5-4 of the Norwegian Securities Trading Act of 1997 as defined in Regulation no. 1424 of 9 December 2005 (“Professional Investors”), (ii) to fewer than 100 investors that are not Professional Investors or with a total consideration of less than EUR 100,000 calculated over a period of 12 months, or (iii) with a minimum subscription amount of EUR 50,000. Consequently, no public offering will be made in Norway and this prospectus supplement and the accompanying prospectus have not been filed with or approved by any Norwegian authority. The prospectus supplement and accompanying prospectus must not be reproduced or otherwise distributed to others by the recipient.

Notice to prospective investors in Finland.    This prospectus supplement and the accompanying prospectus have not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and they have not been approved by the Finnish Financial Supervision Authority. Shares of our common stock may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

Acceptance of prospectus.    By accepting this prospectus supplement and the accompanying prospectus, the recipient hereof represents and warrants that he is entitled to receive them in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

The validity of the common stock offered hereby has been passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Sun Capital. Kirkland & Ellis LLP represents entities affiliated with Sun Capital and its affiliates in connection with legal matters. The underwriters have been represented in connection with this offering by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The audited financial statements and schedules incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy and information statements and other information with the SEC. These reports, proxy and information statements and other information can be read free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of the documents at prescribed rates by contacting the SEC’s Public Reference Room at (202) 551-8090. Please call the SEC, at its toll-free number at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information that we file electronically with the SEC. We maintain a website at http://www.gordmans.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. Any statements made in this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference therein concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. You may inspect and obtain a copy of the registration statement, including exhibits thereto, on the SEC’s website or at the Public Reference Room referred to above.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement or the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement:

•	our Quarterly Report on Form 10-Q for the 13-week period ended April 28, 2012 filed with the SEC on May 17, 2012;

•	our Definitive Proxy Statement filed with the SEC on April 27, 2012;

•	our Current Report on Form 8-K/A filed with the SEC on April 26, 2012;

•	our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the SEC on March 29, 2012; and

•

the description of our capital stock, $0.001 par value per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of our Registration Statement on Form S-1, initially filed with the SEC on April 30, 2010 (Registration No. 333-166436), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A filed with the SEC on August 4, 2010 (File No. 001-34842).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus. Our Commission File Number is 001-34842.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.gordmans.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement or the accompanying prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, Gordmans Stores, Inc., 12100 West Center Road, Omaha, Nebraska 68144, (402) 691-4000.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus supplement or accompanying prospectus any of the information included on our website.

PROSPECTUS

13,545,943 Shares

GORDMANS STORES, INC.

Common Stock

•

We may offer, from time to time, up to 200,000 shares of our common stock, and the selling stockholders named in this prospectus may offer, from time to time, up to an additional 13,345,943 shares of our common stock. Unless otherwise provided in the applicable prospectus supplement, we intend to use net proceeds from the sale of shares of common stock by us to pay fees and expenses incurred in connection with any offering conducted pursuant to this prospectus. We will use any remaining net proceeds to us for working capital and general corporate purposes. We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders. We will bear a portion of the expenses of the offering of common stock, except that, the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes with respect to their shares of common stock.

•

Our registration of the shares of common stock covered by this prospectus does not mean that we or the selling stockholders will offer or sell any of the shares. We and/or the selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and/or the selling stockholders may sell our respective shares in the section entitled “Plan of Distribution” beginning on page 8.

•

Our common stock is traded on the NASDAQ Global Select Market under the symbol “GMAN.” On April 25, 2012 the last reported sale price of our common stock on the NASDAQ Global Select Market was $20.86 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “Commission” or the “SEC,” using a “shelf” registration process. Specific information about the terms of an offering will be included in a prospectus or a prospectus supplement relating to each offering of shares. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information” and “Incorporation by Reference of Certain Documents.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

We are responsible for the information contained and incorporated by reference in this prospectus, any applicable prospectus supplements and any related free writing prospectus we prepare or authorize. Neither we, the selling stockholders nor any underwriter has authorized anyone to provide information different from that contained in this prospectus and the documents incorporated by reference herein.

The information contained in this prospectus, in any prospectus supplement or in any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of common stock.

This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which or jurisdiction in which the offer or solicitation is unlawful.

Unless the context otherwise indicates, the terms “Gordmans,” “Company,” “we,” “us,” and “our” as used in this prospectus refer to Gordmans Stores, Inc. and its subsidiaries. Unless the context otherwise indicates, the phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement(s).

ii

OUR COMPANY

Gordmans is an everyday value price department store retailer featuring a large selection of the latest brands, fashions and styles at up to 60% off department and specialty store prices every day in a fun, easy-to-shop environment. Our merchandise assortment includes apparel for all ages, accessories (including fragrances), footwear, and home fashions. Within apparel, we offer young men’s, men’s, junior’s, women’s, team, plus sizes, maternity and children’s clothing, which includes offerings for infants, toddlers, boys and girls. Our accessories business includes designer and mass fragrances, intimate apparel, handbags, sunglasses, fashion jewelry, legwear and sleepwear. Our home fashions business includes wall art, photo frames, accent furniture, accent lighting, candles, ceramics, vases, seasonal décor, floral and garden, gourmet food and candy, toys, luggage, pet accessories, housewares, decorative pillows, fashion rugs, bedding and bath. As of April 1, 2012, we operated 78 stores under the trade name “Gordmans” located in 46 markets across 18 states situated in a variety of shopping center formats, including regional enclosed shopping malls, lifestyle centers and power centers.

Our uniquely positioned business model is built to capitalize on what we believe is an underserved need in the marketplace for a large selection of high quality, fashionable merchandise at everyday big savings presented in a visually compelling and enjoyable shopping environment. While we technically compete within the off-price segment of the industry, we are actually a unique hybrid of specialty, department store, big box and off-price retailers. Our mission, “We will delight our guests with big savings, big selection and fun, friendly associates!” reflects our differentiated selling proposition, which is comprised of three elements: (i) savings of up to 60% off department and specialty store regular prices; (ii) a broad selection of fashion-oriented department and specialty store quality apparel, footwear, accessories (including fragrances), and home fashions; and (iii) a shopping experience that is designed to be infused with fun and entertainment and characterized by outstanding guest service in addition to well-organized, easy-to-shop stores. We believe that while other retailers may fare better than us on any one of our key elements of savings, selection or shopping experience, few, if any, attempt to optimize all three simultaneously to the same degree as we do.

We use a typical retail 52-53 week fiscal year ending on the Saturday closest to January 31. Fiscal years are identified according to the calendar year in which the year begins. For example, references to “2011,” “fiscal 2011,” “fiscal year 2011” or similar references refer to the fiscal year ended January 28, 2012.

Our corporate headquarters are located at 12100 West Center Road, Omaha, Nebraska 68144. Our telephone number is (402) 691-4000. Our website address is www.gordmans.com. The information on our website is not part of this prospectus.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent annual report on Form 10-K, as updated by our quarterly reports on Form 10-Q and other filings we make with the SEC. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the apparel industry, our beliefs and management’s assumptions. Words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and variations of such words and similar expressions are intended to identify such forward-looking statements. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth or initiatives, strategies, or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially include the factors that we describe under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012, which is incorporated by reference. These factors, risks and uncertainties include, but are not limited to, the following:

•	changes in consumer spending and general economic conditions;

•	our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors;

•	fluctuations in our sales and results of operations on a seasonal basis;

•	intense competition from other retailers;

•	our ability to maintain or improve levels of comparable store sales;

•	our successful implementation of advertising, marketing and promotional strategies;

•	termination of our license agreements;

•	our ability to obtain merchandise at acceptable prices;

•	shortages of inventory and harm to our reputation due to difficulties or shut-down of our distribution facilities;

•	our reliance upon independent third-party transportation providers for substantially all of our merchandise shipments;

•	our growth strategy;

•	our dependence on a strong brand image;

•	our leasing of substantial amounts of space;

•	the failure to find store associates that reflect our brand image and embody our culture;

•	our dependence upon key executive management;

•	our reliance on information systems;

•	system security risk issues that could disrupt our internal operations or information technology services;

•	changes in laws and regulations applicable to our business;

•	our inability to protect our trademarks or other intellectual property rights;

•	fluctuations in energy costs;

•	claims made against us resulting in litigation;

•	impairment on our long-lived assets;

•	unionization, work stoppages, slowdowns or increased labor costs;

•	our substantial lease obligations; and

•	restrictions imposed by our indebtedness on our current and future operations.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from any sale of shares we offer under this prospectus primarily to pay for the fees and expenses we will incur in connection with any offering conducted using this prospectus. We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders under this prospectus.

SELLING STOCKHOLDERS

Beneficial Ownership

We may sell up to 200,000 shares of common stock and the selling stockholders may sell a total of up to an additional 13,345,943 shares of common stock under this prospectus.

The table below sets forth information regarding the beneficial ownership of our common stock by the selling stockholders as of March 31, 2012. The information regarding the selling stockholders’ beneficial ownership after the sales made pursuant to this prospectus assumes that all of the common stock subject to sale pursuant to this prospectus will have been sold. The common stock subject to sale by the selling stockholders pursuant to this prospectus may be offered from time to time, in whole or in part, by the selling stockholders.

	Shares Beneficially Owned Before Any Sale			Shares Subject to Sale Pursuant to this Prospectus	Shares Beneficially Owned After Sale of All Shares Subject to Sale Pursuant to this Prospectus
Name	Number	Percent		Number	Number	Percent
Sun Gordmans, LP(1)	13,330,248	69.0%		13,330,248	—%	—%
H.I.G. Sun Partners, LLC(2)	15,695		*	15,695	—%	—%

* Indicates less than one percent.

(1) Sun Gordmans, LP (“Sun Gordmans”) is a wholly owned subsidiary of Sun Capital Partners V, L.P. (“Sun Partners V LP”). Messrs. Marc J. Leder and Rodger R. Krouse each own 50% of the membership interests in Sun Capital Partners V, Ltd. (“Sun Partners V Ltd”), which in turn is the general partner of Sun Capital Advisors V, L.P. (“Sun Advisors V”), which in turn is the general partner of Sun Partners V, LP. As a result, Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP may be deemed to have indirect beneficial ownership of the securities owned directly by Sun Gordmans. Each of Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V and Sun Partners V LP expressly disclaims beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for Sun Gordmans is c/o Sun Capital Partners, LLC, 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.

(2) Sun Gordmans has the power to vote the shares held by H.I.G. Sun Partners, LLC (“HIG Sun Partners”). The business address for HIG Sun Partners is 1001 Brickell Bay Drive, 27th Floor, Miami, FL 33131.

Material Relationships

Sun Capital Consulting Agreement.    On September 18, 2008, shareholders of Gordmans, Inc. sold 100% of the outstanding stock of Gordmans, Inc. to an affiliate of Sun Capital Partners, Inc. (the “Sun Capital Transaction”). In connection with the Sun Capital Transaction, we entered into a consulting agreement with Sun Capital Partners Management V, LLC (“Sun Capital Management”), an affiliate of Sun Capital Partners, Inc. (“Sun Capital”). Under the agreement, we reimbursed Sun Capital Management for reasonable out-of-pocket expenses incurred in connection with providing us consulting and advisory services and also paid an annual consulting fee equal to the greater of (1) $750,000 per fiscal year and (2) the lesser of (x) 8% of our EBITDA (as defined therein) and (y) $1.5 million per fiscal year. Upon the consummation of refinancings, restructurings, equity or debt offerings (including the issuance of our common stock in a public offering), dividends and distributions, repurchases of any of our securities, acquisitions, mergers, consolidations, business combinations, sales and divestitures, we were also required to pay Sun Capital Management a transaction fee in an amount equal to 1% of the aggregate value of any such transaction. During fiscal year 2010, we paid Sun Capital Management: (i) consulting fees of $1.5 million, (ii) transaction consulting fees of $0.2 million in connection with a dividend in June 2010, (iii) transaction consulting fees of $0.6 million in connection with our initial public offering and (iv) out-of-pocket expenses of $36 thousand under this consulting agreement. This consulting agreement was terminated in August 2010 in connection with our initial public offering, and we paid Sun Capital Management a termination fee of $7.5 million.

Sun Capital Services Agreement.    In connection with our initial public offering, we entered into a services agreement with Sun Capital Management in August 2010 to (i) reimburse Sun Capital Management for out-of-pocket expenses incurred in providing consulting services to us and (ii) provide Sun Capital Management with customary indemnification for any such services. We reimbursed Sun Capital Management $44 thousand and $25 thousand in fiscal years 2011 and 2010, respectively, for expenses under this services agreement.

Securityholders’ Agreement.    In connection with the Sun Capital Transaction, we entered into a securityholders’ agreement with our stockholders. The securityholders’ agreement was terminated in connection with the completion of our initial public offering in August 2010. Among other things, the securityholders’ agreement included the following terms:

Voting Agreement and Proxy. Each minority stockholder agreed to vote all of our securities owned by him, her or it in the manner specified by Sun Gordmans with respect to (i) any transfer of all or substantially all of our assets to an unaffiliated party, (ii) any acquisition, merger or consolidation involving an unaffiliated party, (iii) the election of the members of our board of directors (our “Board”) and (iv) any other matter on which the stockholders of a Delaware corporation generally have a right to vote or which was submitted to a vote of our stockholders. Each minority stockholder granted Sun Gordmans an irrevocable proxy in connection with such voting agreement.

Public Offering. Each minority stockholder agreed to vote for, consent to, and take all desirable actions in connection with such public offering.

Transfer Restrictions. Shares of our stock held by minority stockholders were subject to certain restrictions on transfer, including our option and the option of Sun Gordmans to purchase shares offered for sale.

Tag-Along Rights; Drag-Along Rights. Minority stockholders had “tag-along” rights and Sun Gordmans had “drag-along” rights.

Repurchase Options. We and Sun Gordmans had repurchase options under certain conditions, including upon an associate stockholder’s separation from us.

Registration Agreement.    In connection with the Sun Capital Transaction, we entered into a registration agreement with Sun Gordmans and certain other investors identified on the signature pages thereto, including HIG Sun Partners, pursuant to which Sun Gordmans has the right, on an unlimited number of occasions, to demand that we register shares of our common stock under the Securities Act, subject to certain limitations. In addition, the parties thereto are entitled to piggyback registration rights with respect to the registration of shares of our common stock. In the event that we propose to register any shares under the Securities Act either for our own account or for the account of any of our stockholders, the parties thereto having piggyback registration rights are entitled to receive notice of such registration and to include additional shares of our common stock in any such registration, subject to customary cutbacks and other limitations.

These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of our common stock held by such stockholders to be included in such registration. We are generally required to bear all expenses of such registration (other than underwriting discounts and commissions). We, Sun Gordmans and the other holders of securities with registration rights may not make any public sale or distribution (including sales pursuant to Rule 144) during the period commencing seven days before the effective date of such registration and ending 90 days thereafter, unless the underwriters managing the registered public offering otherwise agree. In connection with each of these registrations, we have agreed to indemnify the holders of registrable securities against certain liabilities under the Securities Act.

Amended and Restated Certificate of Incorporation.    Our amended and restated certificate of incorporation provides that for so long as affiliates of Sun Capital own 30% or more of our outstanding shares of common stock, they have the right to designate a majority of our Board. For so long as Sun Capital has the right to designate a majority of our Board, the directors designated by affiliates of Sun Capital are expected to constitute a majority of each committee of our Board (other than the Audit Committee) and the chairman of each of the committees (other than the Audit Committee) is expected to be a director serving on such committee who is selected by affiliates of Sun Capital, provided that, at such time as we are not a “controlled company” under the NASDAQ Stock Market corporate governance standards, our committee membership will comply with all applicable requirements of those standards and a majority of our Board will be “independent directors,” as defined under the rules of the NASDAQ Stock Market.

Our amended and restated certificate of incorporation provides that the exclusive forum for certain actions shall be the Court of Chancery of the State of Delaware. Several lawsuits are currently challenging the validity of choice of forum provisions in certificates of incorporation. Although we have included a choice of forum clause in our amended and restated certification of incorporation, it is possible that a court could rule that such provision is inapplicable or unenforceable.

PLAN OF DISTRIBUTION

We are registering 200,000 shares of our common stock for possible sale by us and an additional 13,345,943 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

We and/or the selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the NASDAQ Global Select Market, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

We and/or the selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by us and/or the selling stockholders, as applicable, and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ Global Select Market or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. We and/or the selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with us or the selling stockholders, as applicable. We and/or the selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from us or the selling stockholders, as applicable, or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. The maximum compensation to be received by any member of the Financial Industry Regulatory Authority, Inc. in connection with any distribution of shares we are registering will not exceed 8% of the proceeds from any sale of such shares.

We and/or the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

We will bear a portion of the expenses of the offering of common stock, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes with respect to their shares of common stock.

We have not, and the selling stockholders have advised us that they have not, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of shares. Upon entering into, or upon notification by the selling stockholders that they have entered into, any material arrangement with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the applicable seller;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by the selling stockholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

We and the selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of us, the selling stockholders and their affiliates.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, we and/or the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois. Certain partners of Kirkland & Ellis LLP are members of a limited partnership that is an investor in one or more investment funds affiliated with Sun Capital. Kirkland & Ellis LLP represents entities affiliated with Sun Capital and its affiliates in connection with legal matters.

EXPERTS

The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the common stock offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.gordmans.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are “incorporating by reference” specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings (other than pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) made with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made on or after the date hereof:

•	our Annual Report on Form 10-K for the fiscal year ended January 28, 2012 filed with the SEC on March 29, 2012;

•	our Current Report on Form 8-K/A filed with the SEC on April 26, 2012; and

•

the description of our capital stock, $0.001 par value per share, included under the caption “Description of Capital Stock” in the Prospectus forming a part of our Registration Statement on Form S-1, initially filed with the SEC on April 30, 2010 (Registration No. 333-166436), including exhibits, and as amended, which description has been incorporated by reference in Item 1 of our Registration Statement on Form 8-A filed with the SEC on August 4, 2010 (File No. 001-34842).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Our Commission File Number is 001-34842.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at http://www.gordmans.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the office of our Corporate Secretary, Gordmans Stores, Inc., 12100 West Center Road, Omaha, Nebraska 68144, (402) 691-4000.

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

3,043,532 Shares

Common Stock

PROSPECTUS SUPPLEMENT

                    , 2012

Piper Jaffray

Wells Fargo Securities

Baird

Stifel Nicolaus Weisel

Neither we nor the selling stockholder or underwriters have authorized anyone to provide information different from that contained in or incorporated by reference in this preliminary prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide you. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information contained in or incorporated by reference in this preliminary prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide you. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.